Exhibit 99.1

Power Solutions International Announces Third Quarter 2024
Financial Results
Net Income of $17.3 million, up 122% from a year earlier,
Gross Margin of 28.9%, up 4.8% from a year earlier,
Diluted Earnings Per Share of $0.75, up $0.41 from a year earlier,
Shareholders’ Equity of $42.1 million, up $46.0 million from December 2023

WOOD DALE, Ill., November 7, 2024 – Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, reported its financial results for the third quarter 2024.
Financial Highlights

($ in millions, except per share amounts)	Quarter Ended
	September 30, 2024	September 30, 2023	Change
Net sales	$125.8	$115.9	9%
Gross Profit	$36.4	$27.9	31%
Net Income	$17.3	$7.8	122%
Diluted Earnings per Share	$0.75	$0.34	$0.41
Today, Power Solutions International, Inc., reported strong profit for the three months ended September 30, 2024, with net income of $17.3 million and diluted earnings per share of $0.75, compared to net income of $7.8 million and diluted earnings per share of $0.34 for the third quarter of 2023.
Dino Xykis, Chief Executive Officer, commented, “We continued to deliver strong profit in the third quarter, driven by higher sales from our power systems business, including contributions from the expanding data center sector, along with ongoing operational excellence. To meet growing customer demand, our team is actively working on several projects to expand manufacturing capacity. The Company also is committed to efficiently managing expenses, including streamlining operating expenses and prioritizing certain R&D investments in support of long-term growth objectives.”
Kenneth Li, Chief Financial Officer, commented, “During the quarter, we successfully completed the refinancing of our debt with a new credit facility. This strategic facility provides access to up to $120.0 million at a more competitive interest rate, enhancing our financial flexibility. Additionally, the Company also entered into a new shareholder's loan agreement with Weichai, which allows the Company to borrow up to $105.0 million. These steps position us to accelerate growth, improve operational performance, and optimize our capital structure. As always, we remain committed to identifying opportunities to grow profit and deliver increasing value to our shareholders.”
Net sales for the third quarter of 2024 were $125.8 million, an increase of $10.0 million, or 9%, compared to the third quarter of 2023, as a result of higher sales of $23.7 million in the power systems end market, offset by a decrease of $7.6 million and $6.2 million within the industrial and transportation end markets, respectively. This shift in markets reflects the conscious strategic prioritization towards higher growth markets such as data centers as well as oil and gas products and away from more mature markets such as truck and school bus. As part of the Company's prioritization of the rapidly expanding Data Center sector, we are focused on improving and increasing our manufacturing capacity and capabilities to meet and exceed our customers’ evolving demand for our products. Decreased industrial end market sales are primarily due to decreases in demand for products used within the material handling and arbor care markets, as well as the direct effects of enforcement of the Uyghur Forced Labor Prevention Act (“UFLPA”), which limited the Company’s ability to import certain raw materials in early 2024.
Gross profit of $36.4 million increased by $8.5 million, or 31%, during the third quarter of 2024 as compared to $27.9 million in the same period in the prior year. Gross margin in the third quarter of 2024 was 28.9%, an increase of 4.8 percentage points compared to 24.1% in the same period last year, primarily due to improved mix, pricing actions, higher operating efficiencies, and lower warranty costs attributable to the Company's sales shift away from some of our transportation customers.
Research and development expenses during the three months ended September 30, 2024 and 2023 were $4.7 million and $4.8 million, respectively.
Selling, general and administrative expenses of $11.0 million increased $0.4 million, or 3%, during the third quarter of 2024 by $0.4 million, or 3%, compared to the same period in the prior year, due to higher executive compensation offset by lower legal expenses.
Interest expense was $2.8 million in the third quarter of 2024 as compared to $4.2 million in the same period in the prior year, largely due to reduced outstanding debt, partially offset by higher overall effective interest rates.
Net income was $17.3 million, or net income per share of $0.75 in the third quarter of 2024, compared to net income of $7.8 million, or net earnings per share of $0.34 for the third quarter of 2023.
Balance Sheet Update
On August 30, 2024, the Company completed its refinancing, securing a new uncommitted secured revolving credit agreement. This agreement provides the Company with access to up to $120.0 million at a more favorable interest rate, with a maturity date of August 30, 2025. The Company’s total debt was approximately $135.2 million at September 30, 2024, while cash and cash equivalents were approximately $40.5 million. This compares to total debt of approximately $145.2 million and cash and cash equivalents of approximately $22.8 million at December 31, 2023. Included in the Company’s total debt at September 30, 2024, were borrowings of $100.0 million under the Uncommitted Revolving Credit Agreement with Standard Chartered Bank and two other lenders, and borrowings of $35.0 million, under the Shareholder's Loan Agreement, with Weichai America Corp., its majority stockholder, as described in more detail in the Company's Form 10-Q.
Stockholders' Equity was $42.1 million as of September 30, 2024 compared to a deficit of $3.9 million as of December 31, 2023. The growth of stockholders' equity to a positive level was driven by substantially improved profitability.

Outlook for 2024
The Company expects its net sales in 2024 to increase by approximately 3% versus 2023 levels, a result of expectations for strong growth in the power systems end market paired with lower sales in the industrial end market and a forecasted reduction in the transportation end markets. Notwithstanding this outlook, which is being driven in part by expectations for continuous improvement in supply chain dynamics, including timelier availability of parts and a continuation of favorable economic conditions within the United States and across the Company’s various markets, the Company cautions that significant uncertainty remains as a result of supply chain challenges, inflationary costs, commodity volatility, and the impact on the global economy of the war in Ukraine and Israel, among other factors.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.
The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and internationally on our business and expectations regarding growth of the industry; uncertainties arising from global events (including the Russia-Ukraine and Israel-Hamas conflicts), natural disasters or pandemics, and their impact on material prices; the effects of strategic investments on our operations, including our efforts to expand our global market share and actions taken to increase sales growth; the ability to develop and successfully launch new products; labor costs and other employment-related costs; loss of suppliers and disruptions in the supply of raw materials; the Company’s ability to continue as a going concern; the

Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber-attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports, the impact of supply chain interruptions and raw material shortages, including compliance disruptions such as the UFLPA delaying goods from China; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; any negative impacts from trading of the Company’s common stock, par value $0.001 per share, on the OTC Pink Market and any delays and challenges in re-listing on the Nasdaq Stock Market; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Company’s subsequent filings with the SEC.
The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Power Solutions International, Inc.
Randall D. Lehner
General Counsel
630-373-1637
rlehner@psiengines.com

Results of operations for the three and nine months ended September 30, 2024, compared with the three and nine months ended September 30, 2023 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2024	2023	Change	% Change	2024	2023	Change	% Change
Net sales (from related parties $50 and $340 for the three months ended September 30, 2024 and September 30, 2023, respectively, $500 and $2,400 for the six months ended September 30, 2024 and September 30, 2023, respectively)	$125,842	$115,884	$9,958	9%	$331,668	$354,218	$(22,550)	(6)%
Cost of sales (from related parties $40 and $245 for the three months ended September 30, 2024 and September 30, 2023, respectively, and $370 and $1,755 for the six months ended September 30, 2024 and September 30, 2023, respectively)	89,418	87,979	1,439	2%	234,300	275,890	(41,590)	(15)%
Gross profit	36,424	27,905	8,519	31%	97,368	78,328	19,040	24%
Gross margin %	28.9%	24.1%	4.8%		29.4%	22.1%	7.4%
Operating expenses:
Research and development expenses	4,651	4,762	(111)	(2)%	14,807	14,028	779	6%
Research and development expenses as a % of sales	3.7%	4.1%	(0.4)%		4.5%	4.0%	0.5%
Selling, general and administrative expenses	10,957	10,595	362	3%	25,009	31,050	(6,041)	(19)%
Selling, general and administrative expenses as a % of sales	8.7%	9.1%	(0.4)%		7.5%	8.8%	(1.3)%
Amortization of intangible assets	365	436	(71)	(16)%	1,095	1,309	(214)	(16)%
Total operating expenses	15,973	15,793	180	1%	40,911	46,387	(5,476)	(12)%
Operating income	20,451	12,112	8,339	69%	56,457	31,941	24,516	77%
Interest expense (from related parties $1,800 and $2,000 for the three months ended June 30, 2024 and 2023, respectively, and 6,300 and 5,800 for the nine months ended September 30, 2024 and September 30, 2023, respectively)	2,837	4,164	(1,327)	(32)%	9,092	13,474	(4,382)	(33)%
Income before income taxes	17,614	7,948	9,666	122%	47,365	18,467	28,898	156%
Income tax expense	277	153	124	81%	1,373	531	842	159%
Net income	$17,337	$7,795	$9,542	122%	$45,992	$17,936	$28,056	156%

Earnings per common share:
Basic	$0.75	$0.34	$0.41	121%	$2.00	$0.78	$1.22	156%
Diluted	$0.75	$0.34	$0.41	121%	$2.00	$0.78	$1.22	156%

Non-GAAP Financial Measures:
Adjusted net income *	$17,341	$8,861	$8,480	96%	$40,941	$19,029	$21,912	115%
Adjusted net income per share – diluted*	$0.75	$0.39	$0.36	92%	$1.79	$0.84	$0.95	113%
EBITDA *	$21,747	$13,498	$8,249	61%	$60,388	$36,175	$24,213	67%
Adjusted EBITDA *	$21,751	$14,564	$7,187	49%	$55,337	$37,268	$18,069	48%

NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)	As of September 30, 2024 (unaudited)	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$40,456	$22,758
Restricted cash	3,217	3,836
Accounts receivable, net of allowances of $3,890 and $5,975 as of September 30, 2024 and December 31, 2023, respectively; (from related parties $550 and $777 as of September 30, 2024 and December 31, 2023, respectively)	77,493	66,979
Income tax receivable	666	550
Inventories, net	104,889	84,947
Prepaid expenses and other current assets	15,786	8,518
Contract Asset	20,006	15,554
Other current assets	2,655	2,240
Total current assets	265,168	205,382
Property, plant and equipment, net	14,100	14,928
Right-of-use assets, net	24,319	27,145
Intangible assets, net	2,819	3,914
Goodwill	29,835	29,835
Other noncurrent assets	2,894	3,099
TOTAL ASSETS	$339,135	$284,303

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable (to related parties $24,192 and $24,496 as of September 30, 2024 and December 31, 2023, respectively)	$76,615	$67,355
Current maturities of long-term debt	74	139
Revolving line of credit	100,000	50,000
Finance lease liability, current	78	76
Operating lease liability, current	4,373	3,912
Other short-term financing (from related parties $35,000 and $94,820 as of September 30, 2024 and December 31, 2023, respectively)	35,000	94,820
Other accrued liabilities (to related parties $1,829 and $1,833 as of September 30, 2024 and December 31, 2023, respectively)	43,080	31,999
Total current liabilities	259,220	248,301
Deferred income taxes	1,640	1,478
Long-term debt, net of current maturities	51	90
Finance lease liability, long-term	35	94
Operating lease liability, long-term	21,845	25,070
Noncurrent contract liabilities	1,949	2,401
Other noncurrent liabilities	12,289	10,786
TOTAL LIABILITIES	$297,029	$288,220

Commitments and Contingencies (Note 10)

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 22,990 and 22,968 shares outstanding at September 30, 2024 and December 31, 2023, respectively	23	23
Additional paid-in capital	157,741	157,770
Accumulated deficit	(114,798)	(160,790)
Treasury stock, at cost, 127 and 149 shares at September 30, 2024 and December 31, 2023, respectively	(860)	(920)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	42,106	(3,917)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$339,135	$284,303
See Notes to Consolidated Financial Statements

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Cash provided by operating activities
Net income	$17,337	$7,795	$45,992	$17,936
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	365	436	1,095	1,309
Depreciation	931	950	2,836	2,925
Amortization of right-of-use assets	1,026	1,021	3,967	(1,184)
Stock-based compensation expense	4	26	52	132
Amortization of financing fees	75	244	348	938
Deferred income taxes	54	44	162	131
(Credit) provision for losses in accounts receivable	(1,477)	(706)	(2,085)	2,998
Increase in allowance for inventory obsolescence	1,147	762	2,498	2,560
Other adjustments, net	(6)	11	45	3
Changes in operating assets and liabilities:
Accounts receivable	(11,755)	7,481	(8,428)	15,476
Inventories	(9,283)	18,064	(19,133)	23,611
Prepaid expenses	(3,020)	(1,627)	(7,268)	4,097
Contract assets	6,700	(4,326)	(4,452)	3,494
Other assets	78	(1,219)	149	(1,268)
Accounts payable	9,702	4,165	9,164	(1,268)
Income taxes receivable	(373)	—	(116)	—
Accrued expenses	2,236	4,392	7,694	2,638
Other noncurrent liabilities	(1,166)	(1,970)	(2,781)	(1,631)
Net cash provided by operating activities	12,575	35,543	29,739	72,897
Cash used in investing activities
Capital expenditures	(430)	(1,424)	(1,957)	(2,678)
Net cash used in investing activities	(430)	(1,424)	(1,957)	(2,678)
Cash used in financing activities
Repayment of long-term debt and lease liabilities	(51)	(60)	(153)	(161)
Proceeds from short-term financings	100,000	—	100,000	—
Repayment of short-term financings	(99,820)	(29,899)	(109,820)	(50,593)
Payments of deferred financing costs	(592)	1	(709)	(983)
Tax benefit from exercise of stock based compensation	(1)	—	(21)	—
Other financing activities, net	—	(2)	—	(2)
Net cash used in financing activities	(464)	(29,960)	(10,703)	(51,739)
Net increase in cash, cash equivalents, and restricted cash	11,681	4,058	17,079	18,480
Cash, cash equivalents, and restricted cash at beginning of the period	31,992	31,542	26,594	27,900
Cash, cash equivalents, and restricted cash at end of the period	$43,673	$35,600	$43,673	$46,380

Non-GAAP Financial Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations within the Company’s Form 10-Q for the quarter ended September 30, 2024. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share – diluted	Net income per share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share – diluted is a measure of the Company’s diluted earnings per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share – diluted, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income to Adjusted net income for the three and nine months ended September 30, 2024 and 2023 (UNAUDITED):

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$17,337	$7,795	$45,992	$17,936
Stock-based compensation [1]	4	26	52	132
Other legal matters [2]	—	1,040	(5,103)	1,061
Insurance proceeds [3]	—	—	—	(100)
Adjusted net income	$17,341	$8,861	$40,941	$19,029

The following table presents a reconciliation from Net income per share – diluted to Adjusted net income per share – diluted for the three and nine months ended September 30, 2024 and 2023 (UNAUDITED):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net income per share – basic	$0.75	$0.34	$2.00	$0.78
Stock-based compensation [1]	—	—	—	0.01
Other legal matters [2]	—	0.05	(0.21)	0.05
Adjusted net income per share – diluted	$0.75	$0.39	$1.79	$0.84

Diluted shares (in thousands)	23,043	22,974	23,003	22,969
The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023 (UNAUDITED):

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$17,337	$7,795	$45,992	$17,936
Interest expense	2,837	4,164	9,092	13,474
Income tax expense	277	153	1,373	531
Depreciation	931	950	2,836	2,925
Amortization of intangible assets	365	436	1,095	1,309
EBITDA	21,747	13,498	60,388	36,175
Stock-based compensation [1]	4	26	52	132
Other legal matters [2]	—	1,040	(5,103)	1,061
Insurance proceeds [3]	—	—	—	(100)
Adjusted EBITDA	$21,751	$14,564	$55,337	$37,268
1.Amounts reflect non-cash stock-based compensation expense and have no material impact on the Adjusted net income per share – diluted for the three and nine months ended September 30, 2024 and 2023.
2.Amounts include legal settlements for the three and nine months ended September 30, 2024 and 2023.
3.Amounts include insurance recoveries related to a prior year incident and have no material impact on the Adjusted net income per share – diluted for the three and nine months ended September 30, 2024 and 2023.